Exhibit 99.1

2825 Airview Boulevard

Kalamazoo, MI 49002

Press release

Number:	2019-23
Date:	November 4, 2019

Stryker announces definitive agreement to acquire Wright Medical

Kalamazoo, Michigan – November 4, 2019 – Stryker (NYSE: SYK) announced today a definitive agreement to acquire all of the issued and outstanding ordinary shares of Wright Medical Group N.V. (NASDAQ: WMGI) for $30.75 per share, or a total equity value of approximately $4.0 billion and a total enterprise value of approximately $5.4 billion (including convertible notes). Wright Medical, which was founded in 1950, is a global medical device company focused on extremities and biologics.

Wright Medical brings a highly complementary product portfolio and customer base to Stryker’s trauma and extremities business. With global sales approaching $1 billion, Wright Medical is a recognized leader in the upper extremities (shoulder, elbow, wrist and hand), lower extremities (foot and ankle) and biologics markets, which are among the fastest growing segments in orthopaedics.

Wright Medical’s leading upper extremity portfolio and advanced preoperative planning technology will significantly add to Stryker’s offering. Additionally, Wright Medical’s lower extremity and biologics will complement Stryker’s portfolio and strengthen the company’s position in this high- growth segment.

“This acquisition enhances our global market position in trauma & extremities, providing significant opportunities to advance innovation, improve outcomes and reach more patients,” said Kevin Lobo, Chairman and Chief Executive Officer, Stryker. “Wright Medical has built a successful business, and we look forward to welcoming their team to Stryker.”

“We believe this transaction will provide truly unique opportunities and will create significant value for our shareholders, customers and employees,” said Robert Palmisano, Executive Director, Chief Executive Officer and President of Wright Medical. “By merging our complementary strengths and collective resources, we will be able to advance our broad platform of extremities and biologics technologies with one of the world’s leading medical technology companies that shares our vision of delivering breakthrough and innovative solutions to improve patient outcomes.”

Under the terms of the agreement, Stryker will commence a tender offer for all outstanding ordinary shares of Wright Medical for $30.75 per share, in cash. The boards of directors of both Stryker and Wright Medical have approved the transaction. The closing of the transaction is subject to receipt of applicable regulatory approvals, the adoption of certain resolutions relating to the transaction at an extraordinary general meeting of Wright Medical shareholders, completion of the tender offer and other customary closing conditions.

The acquisition of Wright Medical is expected to close in the second half of 2020 and is expected to have no impact to Stryker’s net earnings per diluted share and adjusted net earnings per diluted share in 2019. There is no change to Stryker’s previously announced expected adjusted net earnings per diluted share for the full year, which is a range of $8.20 - $8.25. Assuming a September 30, 2020 closing, the transaction is expected to have no impact to Stryker’s adjusted net earnings per share in 2020, $(0.10) dilution in 2021 and will be accretive thereafter.

Stryker will host a conference call for financial analysts at 8:00 AM ET today to discuss additional details regarding the proposed transaction. To participate in the conference call dial 877-702-4565 (domestic) or 647-689-5532 (international) and be prepared to provide conference ID number 9898250 to the operator.

A simultaneous webcast of the call will be accessible via the company’s website at www.stryker.com. The call will be archived on the investor relations page of this site.

A recording of the call will also be available from 11:30 AM ET on Monday, November 4, 2019, until 11:59 PM ET, on Monday, November 11, 2019. To hear this recording, dial 800-585-8367 (domestic) or 416-621-4642 (international) and enter the conference ID number 9898250.

About Stryker

Stryker is one of the world’s leading medical technology companies and, together with its customers, is driven to make healthcare better. The company offers innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes. More information is available at www.stryker.com.

Forward-looking statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: the failure to satisfy any of the closing conditions to the acquisition of Wright, including the receipt of any required regulatory clearances (and the risk that such clearances may result in the imposition of conditions that could adversely affect the expected benefits of the transaction); delays in consummating the acquisition of Wright; unexpected liabilities, costs, charges or expenses in connection with the acquisition of Wright; the effects of the proposed Wright transaction (or the announcement thereof) on the parties relationships with employees, customers, other business partners or governmental entities; weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products, including Wright products; potential supply disruptions; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to recall-related matters; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; costs to comply with medical device regulations; changes in financial markets; changes in the competitive environment; our ability to integrate and realize the anticipated benefits of acquisitions in full or at all or within the expected timeframes, including the acquisition of Wright; and our ability to realize anticipated cost savings. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Additional Information and Where to Find It

The tender offer for Wright’s outstanding ordinary shares referenced herein has not yet commenced. This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell ordinary shares of Wright or any other securities. This communication may be deemed to be solicitation material in respect of the EGM Proposals (defined below). At the time the tender offer is commenced, Stryker will file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, and Wright will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. Wright also intends to file with the SEC a proxy statement in connection with an extraordinary general meeting of shareholders of Wright, at which the Wright shareholders will vote on certain proposed resolutions (the “EGM Proposals”) in connection with the transactions referenced herein, and will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the extraordinary general meeting. SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO ANY OF THE FOREGOING) WHEN SUCH DOCUMENTS BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION THAT PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES OR MAKING ANY VOTING DECISION. Shareholders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stryker will be available free of charge on Stryker’s website, www.stryker.com, or by contacting Stryker’s investor relations department at katherine.owen@stryker.com. Copies of the documents filed with the SEC by Wright will be available free of charge on Wright’s website, www.wright.com, or by contacting Wright’s investor relations department at julie.dewey@wright.com. In addition, Wright shareholders may obtain free copies of the tender offer materials by contacting the information agent for the tender offer that will be named in the Tender Offer Statement on Schedule TO.

Participants in the Solicitation

Wright, its directors and executive officers and other members of its management and employees, as well as Stryker and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from Wright’s shareholders in connection with the EGM Proposals. Information about Wright’s directors and executive officers and their ownership of Wright ordinary shares is set forth in the proxy statement for Wright’s 2019 annual general meeting of shareholders, which was filed with the SEC on May 17, 2019. Information about Stryker’s directors and executive officers is set forth in the proxy statement for Stryker’s 2019 annual meeting of shareholders, which was filed with the SEC on March 20, 2019. Shareholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the EGM Proposals, including the interests of Wright’s directors and executive officers in the transaction, which may be different than those of Wright’s shareholders generally, by reading the proxy statement and other relevant documents regarding the transaction which will be filed with the SEC.

Contacts

For investor inquiries please contact:

Katherine Owen, Vice President, Strategy & Investor Relations at 269-385-2600 or katherine.owen@stryker.com

For media inquiries please contact:

Yin Becker, Vice President, Communications, Public Affairs and Corporate Marketing at 269-385- 2600 or yin.becker@stryker.com